Exhibit 99.31

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This allotment of listed subscription rights without contribution is made for the securities of a foreign company. The allotment is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depository Center, Inc. in Japan.

Disclaimer

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

July 10, 2013

Company name: J Trust Co., Ltd.

Corporate officer title: President & CEO Nobuyoshi Fujisawa

(Stock code: 8508)

(Listed stock exchange: Osaka Securities Exchange, 2nd Section)

Contact: Director Taiji Hitachi

Telephone number: +81-3-4330-9100

Notice Regarding the Status of the Exercise of the J Trust Co., Ltd. 4th Subscription Rights to be

Issued through the Rights Offering and the Total Number of Issued Shares

As announced in the “Notice of the Rights Offering (Non-Commitment Type/Gratis Allotment of Listed Subscription Rights)” released on May 14, 2013, the exercise period for the J Trust Co., Ltd. 4th Subscription Rights to be issued through the Company’s Rights Offering started on July 5 (Friday), 2013.

As stated in the “Explanation (Q&A) to the shareholders with respect to the Rights Offering (Non-Commitment Type/Allotment of Listed Subscription Rights without Contributions)” released on the same date, the Company plans to disclose on its website from today, the status of the exercise of the Subscription Rights and the total number of the Company’s issued shares, reflecting such exercise. Please refer to the Company’s website for such information. The Company’s website is scheduled to be updated continuously until July 30 (Tuesday), 2013, the deadline for the exercise period.

ø	In accordance with the Japan Securities Depository Center’s business processing method, this number reflects the actual number of new shares issued by the Company, upon confirmation by the Company’s shareholder registry administrator of the Subscription Right Exercise Request Form and receipt of payment of the exercise price. For this reason, please be advised that, since it usually takes 3 business days to confirm the aforementioned number, the updates to the status of the exercise of the Subscription Rights and the total number of the Company’s issued shares reflecting such exercise will be generally delayed for 3 business days from the actual dates of exercise. Please contact your Securities Company with respect to the date on which balances of the Company’s common shares to be delivered will be registered in the securities accounts of the shareholders or investors who exercised the Subscription Rights.

Notes

t The Company’s website address

http://www.jt-corp.co.jp/en/ro/